Exhibit 10.7
Annual Bonus Plan. (the “Plan”) is designed to provide annual cash bonuses to designated senior officers, including all named executive officers. Bonus payouts are determined by the Board of Directors, following recommendations from the Compensation Committee, and are subject to upward or downward adjustment at the sole discretion of the Board of Directors. The Plan consists of three components: the bonus opportunity, the bonus score calculation, and the earnings override.

An individual's cash bonus is calculated by multiplying their base salary by the bonus opportunity, bonus score calculation, and earnings override. The chief executive officer and other executive officers participating in the Plan have bonus opportunities set at 50% and 37.5% of their base salary, respectively, subject to bonus calculation and earnings override.

The bonus calculation is based on actual performance compared with quantitative and qualitative goals established for the year. The baseline for the bonus score is 100%, with the number of goals subject to change annually at the discretion of the Board of Directors. All participants share the same performance goals. Quantitative goals may include factors such as asset size, capital level, delinquency ratio, return on assets and equity, levels of non-interest income and expense, net interest margin, charge-offs and the size or composition of the loan or deposit portfolios. Qualitative goals are non-financial corporate objectives ranked by their importance to strategic objectives.

Each quantitative goal score is determined by the weighting assigned to the factor and the actual performance compared to the target goal. To be eligible, a quantitative goal must achieve a 75% or better actual-to-target ratio, with each goal’s score limited to a positive 50% ceiling variance from the baseline score. The baseline sum of quantitative scores comprises 65% of the Plan, though it may vary based on actual performance.

Participants also earn credits for accomplishing qualitative goals, which comprise up to 35% of the bonus calculation. An individual's bonus score is the sum of their qualitative and quantitative component scores.

Lastly, both opportunity and the bonus score calculation are subject to an earnings override. The Board of Directors establishes a target net earnings level, with the override ratio limit to no less than 50% and no more than 150% of actual net earnings below or above the target.